UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 31, 2013

SAUL CENTERS, INC.

(Exact name of registrant as specified in its charter)

Maryland	001-12254	56-1833074
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7501 Wisconsin Avenue Suite 1500 Bethesda, Maryland	20814
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (301) 986-6200

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On January 31, 2013, Saul Centers, Inc. (the “Company”) announced that it was calling for redemption 60% of the outstanding depositary shares (the “Depositary Shares”) representing interests in its 8% Series A Cumulative Redeemable Preferred Stock (the “Series A Preferred Stock”). The Company will redeem 2,400,000 of the 4,000,000 total outstanding Depositary Shares representing interests in the Series A Preferred Stock. The Depositary Shares will be redeemed on March 2, 2013 at $25.00 per Depositary Share, plus all accumulated and unpaid distributions through the redemption date, for an aggregate redemption price of $25.3389 per Depositary Share. The Depositary Shares will be redeemed, as to registered holders, on a pro rata basis, as nearly as practicable. Dividends on the Depositary Shares to be redeemed will cease to accrue after the redemption date.

The redemptions will be made in accordance with The Depository Trust Company’s procedures. The Depositary Shares shall be surrendered for payment of the redemption price to Continental Stock Transfer & Trust Company, the paying agent.

The Company’s press release announcing the redemption of the Depositary Shares is furnished as Exhibit 99.1 hereto.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press Release, dated January 31, 2013, of Saul Centers, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SAUL CENTERS, INC.

By:	/s/ Scott V. Schneider
Name:	Scott V. Schneider
Title:	Senior Vice President,
Chief Financial Officer,
Treasurer and Secretary

Dated: February 1, 2013